EXHIBIT 10.2

THIS NOTE AND ANY DEBT RELATED SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE MAKER RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE MAKER STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE MAKER OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

AMENDED AND RESTATED NONNEGOTIABLE PROMISSORY NOTE

$1,202,405.50	Denver, Colorado

October 4, 2017

FOR VALUE RECEIVED, GEE GROUP INC. (F/K/A/ GENERAL EMPLOYMENT ENTERPRISES, INC.), an Illinois corporation (“Maker”), promises to pay to William Daniel Dampier and Carol Lee Dampier (collectively, “Payee”), in lawful money of the United States of America, the principal sum of $1,202,405.50, together with interest in arrears on the unpaid principal balance at an annual rate in the manner provided below. Interest will be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Amended and Restated Nonnegotiable Promissory Note (“Note”) has been executed and delivered pursuant to, and is subject to the terms and conditions of, a Stock Purchase Agreement (the “Purchase Agreement”) dated of October 4, 2015, among Maker and Sellers named therein, including Payee, which is, by this reference, incorporated in, and made a part of, this Note. Capitalized terms used in this Note without definition have the respective meanings given to them in the Purchase Agreement.

This Note amends and, as so amended, restates in its entirety and replaces that certain Subordinated Nonnegotiable Promissory Note dated October 4, 2015, issued by Maker to Payee in the original principal amount of $3,000,000.

1.	PAYMENTS

(a)	The principal amount of this Note will be payable as follows:

(1) in equal consecutive monthly installments commencing on November 4, 2017, and payable on the fourth calendar day of each month thereafter until October 4, 2018 (in each case adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday), each such installment being in an amount of $107,675, consisting of principal and interest in the following amounts;

Date of Payment	Interest Amount	Principal Amount

November 4, 2017	$13,522.05	$94,152.95
December 4, 2017	$12,463.22	$95,211.78
January 4, 2018	$11,392.49	$96,282.51
February 4, 2018	$10,309.71	$97,365.29
March 4, 2018	$9,214.76	$98,460.24
April 4, 2018	$8,107.49	$99,567.51
May 4, 2018	$6,987.77	$100,687.23
June 4, 2018	$5,855.46	$101,819.54
July 4, 2018	$4,710.41	$102,964.59
August 4, 2018	$3,552.49	$104,122.51
September 4, 2018	$2,381.55	$105,293.45
October 4, 2018	$1,197.43	$106,477.90

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and;

(2) any and all principal amounts remaining outstanding under this Note, to the extent not otherwise paid as set forth above, together with any accrued and unpaid interest, if any, shall be due and payable and be paid in full on October 4, 2018 (adjusted to be payable on the first Business Day after such date if it falls on a weekend or federal holiday). Interest shall accrue on any principal amount due and owing but not paid on the date first due at the rate per annum equal to 13.4950%.

(b)

All payments of principal and interest on this Note will be made by check at 9930 East Progress Circle, Greenwood Village, CO 80111, or at such other place in the United States of America as Payee may designate to Maker in writing or by wire transfer of immediately available funds to an account as Payee may designate to Maker in writing. If any payment of principal of, or interest on, this Note becomes due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.

(c)

Maker may, without premium or penalty paid to Payee, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments will be applied to installments of principal in inverse order of their maturity.

(d)	Maker may withhold and set off against any amount due on this Note, the amount of any claim for indemnification, to which Maker is entitled under the Purchase Agreement.

2.	DEFAULTS

(a)	The occurrence of any one or more of the following events with respect to Maker will constitute an event of default under this Note (“Event of Default”):

(i) If Maker fails to pay when due any payment of principal of, or interest on, this Note and such failure continues for five (5) days after Payee notifies Maker of such failure to pay in writing; provided, however, that the exercise by Maker in good faith of its right of setoff pursuant to Paragraph 1(d) above and in accordance with the terms of the Purchase Agreement, whether or not ultimately determined to be justified, will not constitute an Event of Default.

(ii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker: (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (D) makes an assignment for the benefit of its creditors; or (E) admits in writing its inability to pay its debts as they become due.

(iii) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against Maker in an involuntary case; (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Maker or substantially all of Maker’s assets; or (C) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days.

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(b)

Upon the occurrence of an Event of Default under Paragraph 2(a)(i) (unless all Events of Default have been cured by Maker or waived by Payee), Payee may, at its option (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from Maker all amounts due under this Note. Upon the occurrence of an Event of Default under Paragraph 2(a)(ii) or (iii) of this Note, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, will become immediately due and payable,

(c)

Upon the occurrence of an Event of Default, as described under Paragraph 2 of this Note, prior to the date on which all Senior Indebtedness is repaid, the Payee may elect (provided the Payee elects to and does duly declare an Event of Default, subject to and in accordance with the terms of this instrument) to receive the (entire) payment of the then remaining principal amount due under this Note plus all accrued and previously unpaid interest thereon (“Default Amount for Share Exchange”) in the form of common stock shares of the Maker, the number of such shares being based on the un-weighted average closing price or the publicly traded GEE stock (NYSE:JOB) during the twenty (20) trading days preceding the date of date of the Seller’s election (the “Default Issue Price’”), calculated as follows: (i) that number of fully paid and non-assessable shares of the Maker’s Common Stock, multiplied by (ii) the Default Issue Price as is equal to the Default Amount for Share Exchange (subject to any stock splits, sub-divisions, stock dividends, combinations and the like affecting the Common Stock). Payee acknowledges that any such election by the Payee in accordance with this Paragraph 2 above shall be binding upon Payee; and provided Payee’s right to exercise this remedy shall apply only so long as (a) such exercise does not represent a default or Event of Default under the (or any) Senior Indebtedness (or any related Senior Loan Documents evidencing or securing same), or (b) the applicable Senior Lender(s) consents or agrees to same in writing.

3.	MISCELLANEOUS

(a)

Waivers of Presentment, Demand, etc.. No delay or omission on the part of Payee in exercising any right under this Note will operate as a waiver of that right, or of any other rights under this Note. Presentment, demand, protest, notice of dishonor, and all other notices are waived by Maker.

(b)

Assignments and Successors. This Note may not be assigned or transferred by Payee without the prior written consent of Maker. Any purported assignment or transfer without such prior written consent will be void. Subject to the foregoing, this Note will inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of Payee.

(c)

Attorneys’ Fees. If any legal action, arbitration proceeding or similar proceeding is brought for the enforcement or interpretation of this Agreement or any of its provisions, the suc-cessful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs, in addition to any other relief which may be granted. This shall apply, without limitation, to any appeals or remands.

(d)

Governing Law. All matters relating to or arising out of this Note will be governed by and construed and interpreted under the laws of the State of Colorado, without regard to conflicts-of-laws principles that would require the application of any other law.

(e)	Notices. Any notice required or permitted to be given under this Note shall be given in accordance with the “Notice” provisions in Section 11(h) of the Purchase Agreement.

(f)

Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)

Usury Savings. In no event will Payee be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law; nor will Payee be entitled to or receive at any time any charges not allowed or permitted by law, or any interest in excess of the highest lawful rate. Any payments of interest in excess of the highest lawful rate will be credited by Payee on interest accrued or principal or both.

(signature page follows)

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IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

GEE GROUP INC., an Illinois corporation

By:
Name:
Title:

For: William Dan Dampier & Carol Lee Dampier

By:
Name:

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